Filed Pursuant to Rule 424(b)(3)

Registration No. 333-238051

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated March 5, 2021)

199,000,123 Shares of Class A Common Stock
1,783,761 Warrants Outstanding to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 5, 2021 (and as may be further supplemented or amended from time to time, the “Prospectus”), with the information contained in (i) our Current Report on Form 8-K, which we filed with the Securities and Exchange Commission (“SEC”) on April 30, 2021 (Accession No. 0001104659-21-059025) and (ii) our Current Report on Form 8-K, which we filed with the SEC on April 30, 2021 (Accession No. 0001104659-21-059212) (together, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (a) the issuance by us of up to (i) 1,815,065 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued upon exercise of all outstanding warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, which consists of the private placement warrants (as defined in the Prospectus), (ii) 6,000,000 shares of Class A common stock issued upon the satisfaction of certain triggering events (as described in the Prospectus), (iii) 115,908 shares of Class A common stock issuable upon the exercise of outstanding options granted under the DraftKings Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) and DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”) held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (iv) 319,502 shares of Class A common stock issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited (together with the 2017 Equity Incentive Plan and the 2012 Equity Incentive Plan, the “Plans”) and (b) the offer and sale from time to time by the selling securityholders identified in the Prospectus, or their permitted transferees, of up to (1) 190,749,648 shares of our Class A common stock and (2) 1,783,761 warrants outstanding.

 This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on The Nasdaq Global Select Market under the symbol “DKNG.” On April 30, 2021, the closing price of our Class A common stock was $56.66 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2021

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38908	84-4052441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 28, 2021, DraftKings Inc. held its 2021 Annual Meeting of Shareholders (the “Annual Meeting”).

The following matters were voted upon at the Annual Meeting:

1.	To elect thirteen directors to our Board of Directors;

2.	The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3.	To hold an advisory vote on the frequency of executive compensation votes.

The following are the final voting results for each of the items voted upon at the Annual Meeting:

			Broker
Election of directors:	For	Withheld	Non-Votes
Jason D. Robins	4,066,393,195	32,835,523	88,973,932
Harry Evans Sloan	4,021,094,056	78,134,662	88,973,932
Matthew Kalish	4,066,006,294	33,222,424	88,973,932
Paul Liberman	4,065,999,930	33,228,788	88,973,932
Woodrow H. Levin	4,044,235,967	54,992,751	88,973,932
Shalom Meckenzie	4,066,009,816	33,218,902	88,973,932
Jocelyn Moore	4,098,336,487	892,231	88,973,932
Ryan R. Moore	4,065,605,757	33,622,961	88,973,932
Valerie Mosley	4,097,694,578	1,534,140	88,973,932
Steven J. Murray	4,048,526,026	50,702,692	88,973,932
Hany M. Nada	4,059,482,850	39,745,868	88,973,932
John S. Salter	4,048,559,925	50,668,793	88,973,932
Marni M. Walden	4,048,562,195	50,666,523	88,973,932

Ratification of the appointment of BDO USA, LLP:
For			4,186,970,118
Against			859,548
Abstain			372,984

Non-binding advisory vote on frequency of executive compensation vote:
1 Year			4,091,928,771
2 Years			527,426
3 Years			1,608,357
Broker Non-Votes			5,164,164

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAFTKINGS INC.

Date: April 30, 2021	By:	/s/ R. Stanton Dodge
	Name:	R. Stanton Dodge
	Title:	Chief Legal Officer and Secretary

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2021

DRAFTKINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38908	84-4052441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Berkeley Street, 5th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 986-6744

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	DKNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 12, 2021, the Staff of the Securities and Exchange Commission (the “SEC”) released a statement (the “SEC Statement”) expressing the view that warrants issued by special purpose acquisition companies (“SPACs”) may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings.

DraftKings Inc. (the “Company,” “we” or “our”) has previously classified its private placement warrants and public warrants (collectively, the “warrants”), which were initially issued by Diamond Eagle Acquisition Corp. (“DEAC”) in connection with its initial public offering and assumed by the Company in connection with the consummation of the transactions contemplated by the Business Combination Agreement dated December 22, 2019, as amended on April 7, 2020, (the “Business Combination”), as equity. A form of the warrants is included as part of Exhibit 4.3 to the Company’s annual report on Form 10-K for the year ended December 31, 2020 (the “Warrant Agreement”).

The SEC Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.”

Management initially evaluated the accounting for its warrants and believed its positions to be appropriate at that time, and while the terms of the warrants as described in the Warrant Agreement have not changed, as a result of the SEC Statement, the Company has determined to classify its warrants as liabilities, and will subsequently measure them at fair value through earnings pursuant to Accounting Standards Codification 815.

On April 30, 2021, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after considering the recommendations of and consultation with management, concluded that the Company’s previously issued audited financial statements for the years ended December 31, 2020, and previously issued unaudited financial statements for the three month periods ending June 30, 2020 and September 30, 2020 (such years and periods, the “Affected Periods”) should no longer be relied upon due to such change in classification of the warrants.

The Company will file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2020 (the “Amended 10-K”) reflecting this change in classification of the warrants for the Affected Periods and the corresponding changes to the financial statement items for the Affected Periods will be set forth through disclosures in the financial statements included in the Amended 10-K. The Audit Committee and management have discussed the matters disclosed in this and the above paragraphs in this Item 4.02(a) with its independent registered public accounting firm, BDO USA, LLP.

At April 23, 2020, the Company assumed approximately 19.7 million warrants as part of the consummation of the Business Combination. At each of June 30, 2020, September 30, 2020, and December 31, 2020, the Company had approximately 2 million warrants remaining outstanding, all of which are subject to the reclassification as described herein.

The Company’s prior accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported revenue, operating expenses, cash flows, cash or common shares outstanding.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAFTKINGS INC.

Date: April 30, 2021	By:	/s/ R. Stanton Dodge
	Name:	R. Stanton Dodge
	Title:	Chief Legal Officer and Secretary